Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

MGO Global Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Proposed Maximum Offering Price Per Share(1)		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457	(o)	$5.00		$8,625,000.00	(2)	0.00011020	$950.48

Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share (3)	457	(o)	$5.00		$12,900,000.00		0.00011020	$1,421.58

Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share (4)	457	(g)	$6.25		$754,687.50	(2)	0.00011020	$83.17
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share (5)	457	(g)	$5.00	(6)	$391,125.00		0.00011020	43.10

	Total Offering Amounts						$22,670,812.50			$2,498.33
	Total Fees Previously Paid									2,541.43
	Total Fee Offsets									0
		Net Fee Due(7)								$(43.1)

(1)	This registration statement also relates to such additional shares of Common Stock as may be issued in connection with a stock split, stock dividend, recapitalization, or similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes an additional 15% related to the exercise in full of the over-allotment option.

(3)	Consists of 2,580,000 shares of Common Stock registered for sale by certain of the selling stockholders named in this registration statement and includes 700,000 shares of Common Stock underlying warrants issuable upon exercise for $1.00 per share for sale by certain of the selling stockholders named in this prospectus.

(4)	Represents 7% of the total number of shares of Common Stock sold in this offering and consists of 120,750 shares of Common Stock issuable upon the exercise of Underwriter’s Warrants for $6.25 per share.

(5)	Consists of 78,225 shares of Common Stock issuable to the Underwriter upon the exercise of the Underwriter’s Placement Agent Warrants for $1.00 per share.

(6)	Pursuant to Rule 457(g), the registration fee is calculated on highest of (1) the price at which the warrants or rights may be exercised ($1.00) and (2) the offering price of the Common Stock ($5.00).

(7)	Please note that the Registrant previously paid a fee of $2,541.43 for a transaction with the Total Offering Amount of $23,061,937.50. The revised Total Offering Amount is $22,670,812.5 or $391,125 less. Therefore, the Registrant has overpaid the filing fees for the current transaction by $43.1.